UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 29, 2011
Date of Report (Date of Earliest Event Reported)

Commission file number  –  001-10852

INTERNATIONAL SHIPHOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-2989662
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11 North Water Street, Suite 18290	Mobile, Alabama	36602
(Address of principal executive offices)		(Zip Code)

(251) 243-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ]  Written communications pursuant to Rule 425 under the Securities Act

 [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

 [ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

 [ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                      Entry into a Material Definitive Agreement

On June 29, 2011, International Shipholding Corporation (the “Company”) entered into a secured term loan facility agreement (the “Facility Agreement”) by and among (i) LCI Shipholdings, Inc. and Waterman Steamship Corporation, wholly-owned subsidiaries of the Company (the “Borrowers”), as joint and several borrowers, (ii) the Company, as guarantor, (iii) DnB NOR Bank ASA and HSH Nordbank AG, New York Branch, as lenders (the “Lenders”), (iv) DnB NOR Bank ASA, as bookrunner, facility agent and security trustee, and (v) DnB NOR Bank ASA and HSH Nordbank AG, New York Branch, as mandated lead arrangers.

Pursuant to the terms of the Facility Agreement, the Lenders agreed to provide the Borrowers with a secured term loan facility up to an aggregate principal amount of $45,900,000.  Proceeds from the Facility Agreement will be used to finance a portion of the previously-announced purchase by the Borrowers of two vessels (the “Collateral Vessels”) as to which the Borrowers exercised early buy-out options in January 2011 (as described further in the Company’s Current Report on Form 8-K dated January 3, 2011).  The Company expects to draw $26,020,000 towards the purchase of the first vessel on or about July 5, 2011 and to draw $19,880,000 towards the purchase of the second vessel on or about July 18, 2011, with the remainder of the purchase price for each vessel to be financed with cash on hand.

All loans under the Facility Agreement are scheduled to mature on June 29, 2018. The Borrowers’ obligations under the Facility Agreement are secured by a guaranty of the Company, an assignment of the charter contracts, earnings and insurances relating to the Collateral Vessels, and first priority mortgages on both of the Collateral Vessels.  Principal payments for loans under the Facility Agreement will be based on a seven-year amortization schedule.  Interest on amounts borrowed under the Facility Agreement accrues at per annum floating rates equal to the sum of 2.67% plus the London Interbank Offered Rate for three- or six-month periods, as selected by the Borrowers, plus any applicable mandatory costs.  The Company has entered into a variable-to-fixed interest rate swap under which it anticipates fixing the interest rate with respect to approximately half of the aggregate amount expected to be borrowed under the Facility Agreement.

The Facility Agreement contains customary affirmative and negative covenants, as well as certain financial covenants that, among other things, require the Company to maintain a specified tangible net worth, leverage ratio, interest coverage ratio and working capital. The Facility Agreement also contains customary events of default.  Upon the occurrence of an event of default that remains uncured after any applicable cure period, the Borrowers and the guarantor may be required to make immediate repayment of all indebtedness under the Facility Agreement to the Lenders, and the Lenders would be entitled to pursue other remedies against the Borrowers, the Collateral Vessels and the Company under its guaranty.

The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2011. Portions of the Facility Agreement may be omitted in accordance with a request for confidential treatment that the Company expects to submit separately to the Securities and Exchange Commission.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Forward Looking Statements

This Form 8-K includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on our current expectations only and are subject to uncertainties that may cause actual results to differ materially.  Factors that could affect actual results include but are not limited to adverse developments which preclude our ability to borrow funds under the Facility Agreement, changes in economic or industry conditions, changes in our cash requirements, cash flows or financial position, and the other factors or risks described in our most recent Annual Report on Form 10-K, as updated and supplemented by our subsequent reports filed with the Securities and Exchange Commission.  You should not assume that we will be able to borrow funds under the Facility Agreement.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL SHIPHOLDING CORPORATION

/s/ Manuel G. Estrada
_____________________________________________
Manuel G. Estrada
Vice President and Chief Financial Officer

Date:           July 1 , 2011